INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-advisory Agreement ("Agreement") is made and entered into as of December 11, 2014 by and among Vertical Capital Investors Trust, a Delaware Statutory Trust ("Trust"), Vertical Capital Asset Management, LLC, a Delaware limited liability company ("Adviser") and MAI Capital Management, LLC, an Ohio limited liability company ("Sub-Adviser").

WHEREAS, the Trust is engaged in business as an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations; and

WHEREAS, the Trust currently offers shares in multiple series, and intends to offer shares of additional series in the future; and

WHEREAS,  Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the "Advisers Act"), and  acts as the investment advisor to the Vertical Capital Innovations MLP Fund, a series of the Trust (the "Fund"), pursuant to an Investment Advisory Agreement, dated January 30, 2014, between Adviser and the Trust with respect to the Fund ("Advisory Agreement") under which Adviser is authorized to delegate certain of its duties to one or more other investment advisers subject to the requirements of the 1940 Act; and

WHEREAS, Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act; and

WHEREAS,  Adviser, subject to the approval of the Board of Trustees of the Trust ("Trustees"), desires to retain the Sub-Advisor to assist the Adviser in rendering certain investment management services to the Fund, and the Sub-Adviser is willing to render such services; and

WHEREAS, the Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, by a vote cast in person at a meeting called for the purpose of voting on such approval have approved this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.            Engagement of Sub-Adviser.  Adviser hereby retains and engages  Sub-Adviser to act as a sub-adviser to Adviser and for the period and on the terms and conditions set forth in this Agreement to manage assets of the Fund on a discretionary basis, as more particularly stated below:
            (a)Services.  The Sub-Adviser agrees to perform the following services (the "Services"):

(i)	Subject to the supervision of the Trustees and the Adviser, Sub-Adviser shall provide a continuous investment program for the portion of the Fund's portfolio allocated to the Sub-Adviser by Adviser, and determine the composition of the assets of the Fund's portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in such portion of the Fund's portfolio managed by Sub-Adviser;

(ii)	To select brokers and dealers to execute the purchase and/or sale, and in its discretion, consistent with the Sub-Advisor's duty to seek "best execution," to place purchase and sale orders for portfolio transactions for the Fund on behalf of the Fund;

(iii)	Promptly provide Adviser and the Fund with such records concerning the Sub-Adviser's activities under this Agreement as the Adviser and the Fund may request from time to time or as may otherwise be required by applicable law, including but not limited to periodic reports to the Adviser and the Trustees concerning Sub-Adviser's performance under this Agreement in such form and frequency as the parties shall mutually agree.

(b)            Performance. Sub-Adviser shall render services hereunder subject to the supervision of the Trustees and officers of the Fund, and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus ("Prospectus"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations.  Adviser shall promptly furnish Sub-Adviser with copies of all documents and information identifying such objectives, policies or limitations, if any, regarding any change thereto. All Services performed by Sub-Adviser under this Agreement may be performed by such qualified directors, officers or employees of the Sub-Adviser as the Sub-Adviser may determine from time to time.

(c)            Expenses and Personnel.   Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

(d)            Books and Records.  All books and records prepared and maintained by the Sub-Adviser for the Adviser and/or the Fund under this Agreement shall be the property of the Adviser and/or the Fund and, upon request therefor, Sub-Adviser shall deliver to the appropriate party such of the books and records so requested. However, Sub-Adviser may retain copies at its own expense.

2.            Compensation of the Sub-Adviser. Adviser will pay the Sub-Adviser an investment advisory fee (the "Fee") equal to an annualized rate of 0.50% of the average daily net assets of the Fund, less certain marketing and operating expenses borne by the Adviser, as agreed to between the Adviser and Sub-Adviser.  The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Adviser by the Adviser on a quarterly basis within a specified period of time at the conclusion of each quarter as agreed to between the Advisor and Sub-Advisor.  Sub-Adviser  agrees that Adviser may withhold from the Fee up to one-half of the Adviser's expenses under that certain Expense Limitation Agreement dated January 30, 2014, and any amendments thereto, between the Adviser and the Fund, as agreed to between the Adviser and Sub-Adviser. The Fund will not pay a direct fee to Sub-Adviser.

3.            Non-Exclusivity and Status of Sub-Adviser. The services of Sub-Adviser to the Adviser are not to be deemed exclusive, and Sub-Adviser shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Fund are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Adviser or the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4.            Sub-Adviser Compliance Responsibilities. The parties acknowledge that Sub-Adviser is neither acting as the compliance agent for the Adviser nor the chief compliance officer of the Fund, and does not have access to all books and records of the Fund or the Adviser necessary to perform any compliance monitoring or testing related to either the Adviser or the Fund. The foregoing notwithstanding, Sub-Adviser shall perform compliance monitoring designed to ensure compliance as set forth in Section 2(a) of this Agreement, and such periodic compliance testing with respect to the portion of the Fund's portfolio allocated to Sub-Adviser as it deems appropriate, based upon information in its possession or upon information and reasonable written instructions received from the Adviser or the Trustees, and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions.  The Sub-Adviser hereby represents that it has, in accordance with Rule 206(4)-7 under the Advisers Act, as amended: appointed a chief compliance officer and adopted written compliance policies and procedures that are intended to prevent violations of the federal securities laws.  Sub-Adviser shall cooperate with and provide materials requested by either the chief compliance officer of Adviser or the chief compliance officer of the Trust with respect to their respective duties in overseeing the compliance programs of the Adviser and the Trust respectively.  Sub-Adviser shall additionally not be liable for failure to take any action in accordance with any amendments or revisions to the current Prospectus, investment guidelines, written policies or procedures adopted by the Trustees, where the Sub-Adviser has not been involved in the drafting of such revisions or amendments or otherwise been made aware of any such revisions or amendments, if either: Sub-Adviser has not received any such amendments or revisions from Adviser or the Trustees or such amendments or revisions have not been made publicly available and Sub-Adviser has not been notified of such public disclosure.  Sub-Adviser shall supply such reports or other documentation as requested from time to time by the Trustees or the Adviser to evidence Sub-Adviser's compliance with the Prospectus, policies or procedures. While Sub-Adviser shall not be responsible for preparation of the Fund's regulatory filings or shareholder reports, Sub-Adviser shall assist the Adviser in the preparation of same as reasonably requested by the Adviser from time to time.

5.            Permissible Interests.  Trustees, agents, and stockholders of the Fund and the Adviser are or may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Adviser are or may be interested in the Advisor or the Fund as trustees, directors, officers, stockholders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Advisor or the Fund as a stockholder or otherwise.

6.             Standard of Care and Limits of Liability. Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with matters to which this Agreement relates, except a loss resulting from Sub-Adviser's willful misfeasance, bad faith, or gross negligence on its part in the performance of its duties hereunder, or from reckless disregard by it of its obligations and duties under this Agreement or from its material breach of this Agreement, and except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act). The parties further agree that Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's registration statement under the Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Sub-Adviser for inclusion therein.  Nothing set forth herein shall diminish or otherwise limit the fiduciary obligations of either the Adviser or the Sub-Adviser to shareholders of the Fund.

7.             Indemnification.

(a)              Sub-Adviser shall indemnify Adviser and its directors, members, partners, officers, employees and agents ("Adviser Parties") against and hold the Adviser Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Adviser Parties' (as such term is defined in Section 2(b) immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Adviser's obligations and duties under this Agreement or Sub-Adviser's material breach of this Agreement..

(b)             Adviser shall indemnify  Sub-Adviser and its directors, members, partners, officers, employees and agents ("Sub-Adviser Parties") against and hold the Sub-Adviser Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Adviser Parties' willful misfeasance, bad faith, gross negligence or reckless disregard of the Adviser's obligations and duties under this Agreement or Adviser's material breach of this Agreement, or which arises out of or is based upon any material misstatement or omission of a material fact in the Fund's Prospectus, registration statement or any other document or report filed with the U.S. Securities and Exchange Commission (the "SEC") unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, information furnished in writing to the Adviser by any Sub-Adviser Party for use therein.

8.            Term.  This Agreement shall remain in effect for an initial term of two years from the date the Fund commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Trustees of the Fund who are not "interested persons" (as defined in the Act) of the Fund, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Trustees or (ii) by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund; and provided, further, that this Agreement may be terminated at any time by the Adviser, on at least 60 days prior written notice to the Sub-Adviser, and subject to certain termination conditions as agreed to between the Adviser and Sub-Adviser. Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days prior written notice to the Adviser and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the Act) or upon the termination of the Advisory Agreement.

9.            Prohibited Conduct.  Without the prior written consent of Adviser, Sub-Adviser will not consult with any other sub-adviser of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Fund, except that such consultations are permitted between the current and successor sub-adviser of the Fund in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Act.

10.            Use of Names and Track Record.

(a)            It is understood that the name "VERTICAL CAPITAL ASSET MANAGEMENT, LLC" or any derivative thereof or logo associated with that name is the valuable property of the Adviser and/or its affiliates, and that the Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Adviser and only so long as the Adviser is Adviser to the Trust and/or the Fund.  Upon termination of the Advisory Agreement between the Trust and the Adviser, the Trust or the Advisor shall notify the Sub-Advisor of the termination of the Advisory Agreement and the Sub-Adviser shall as soon as is reasonably possible cease to use such name (or derivative or logo).

(b)            It is understood that the name "MAI CAPITAL MANAGEMENT, LLC" or any derivative thereof or logos associated with those names are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Fund have the right to use such names (or derivatives or logos) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a sub-advisor to the Trust and/or the Fund. Upon termination of this Agreement between the Adviser, and the Sub-Adviser, the Trust shall as soon as is reasonably possible cease to use such names (or derivatives or logos).

(c)            Subject to applicable rules adopted under the Advisers Act or guidance from the staff of the SEC related thereto, Sub-Adviser may use performance data it generates for its track record, provided the Fund is not specifically identified by name without the approval in writing by the Advisor.

11.            Cooperation and Confidentiality.

(a)  Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC in connection with any investigation or inquiry relating to this Agreement or the Trust.

(b) Subject to the foregoing, each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not disclose or use such information for any purpose other than to employees, accountants, attorneys, affiliates and other advisers for which such disclosure is necessary for the performance of its responsibilities and duties hereunder. The parties further agree that Sub-Adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Adviser and the Sub-Adviser, and the Adviser shall treat as confidential and use only in connection with the Fund all information furnished to the Trust or the Adviser by the Sub-Adviser, in connection with its duties under the Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under Applicable Law or at the request of regulators or self-regulatory organizations, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Trust.  Notwithstanding any of the foregoing the Sub-Adviser may disclose confidential information if specifically authorized by the Adviser or the Trust, and the Adviser or the Trust may disclose confidential information if specifically authorized by the Sub-Adviser.

12.            Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

13.            Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act or rules or orders of the SEC thereunder.

14.            Representations and Warranties.

(a)            Representations and Warranties of the Sub-Adviser.  Sub-Adviser hereby represents and warrants to the Adviser and the Fund as follows: (i)  Sub-Adviser is a limited liability company duly organized and in good standing under the laws of the State of Ohio and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii)  Sub-Adviser is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)            Representations and Warranties of the Adviser.   Adviser hereby represents and warrants to the Sub-Adviser as follows: (i) Adviser is a limited partnership duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) Adviser is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

15.            Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.            Notice.  Any notice must be in writing and shall be deemed to have been given when (1) delivered in person, (2) dispatched by telegram or electric facsimile transfer (confirmed in writing by postage prepaid first class mail simultaneously dispatched), (3) sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Vertical Capital Investors Trust
C/o The Nottingham Company
116 South Franklin Street
Post Office Box 4365
Rocky Mount, North Carolina 27803-0365

If to the Adviser:

Vertical Capital Asset Management, LLC
20 Pacifica
Suite 190
Irvine, CA 92618

If to the Sub-Adviser:

MAI Capital Management, LLC
1360 East 9th Street
Suite 1100
Cleveland, OH 44114

17.            Notice of Certain Changes in Sub-Adviser.  Sub-Adviser is obligated to notify the Fund and Adviser if there is a material change in the Sub-Adviser's equity ownership, whether, as the case may be, of members, shareholders, general or limited partners, or senior executive personnel, within a reasonable time after such change takes place.

18.            Miscellaneous.
(a)            The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the Act.

(b)            The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(c)            If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)            Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, or constituting the Adviser as an agent of the Sub-Adviser.

(e)            The Adviser and the Sub-Adviser each affirm that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.

(f)            The Trust, the Adviser and the Sub-Adviser acknowledge that each may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively the "Patriot Act").  Each party agrees to assist the other parties in monitoring transactions in accordance with the Patriot Act.  If required by applicable law or regulation, each party shall provide the other parties with documentation evidencing the identity of a beneficial owner or owners of shares of the Fund upon request when a party is required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

(g)            This Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

TRUST VERTICAL CAPITAL INVESTORS TRUST		INVESTMENT ADVISOR VERTICAL CAPITAL ASSET MANAGEMENT, LLC

By:	/s/ A. Bayard Closser	By:	/s/ A. Bayard Closser
Name:	A. Bayard Closser	By:	A. Bayard Closser
Title:		Title:

INVESTMENT SUB-ADVISOR MAI CAPITAL MANAGEMENT, LLC

By:	/s/Richard J. Buoncore
Title: